Exhibit 99.1

NEWS RELEASE	CONTACTS:

Investor Relations:
Mark Maring – 585-218-3668

Public Relations:
Ginny Clark – 585-218-3669

CONSTELLATION ANNOUNCES SECOND QUARTER AND

FULL YEAR EARNINGS GUIDANCE

Fairport, New York, July 18, 2003—Constellation Brands, Inc.(NYSE: STZ), a leading international producer and marketer of beverage alcohol brands, announced today that it has added earnings per share guidance for its second quarter and full year based on a new capital structure that assumes completion of its concurrent public offerings announced yesterday.

Outlook

The following statements are management’s current diluted earnings per share expectations both on a comparable basis and a reported (GAAP) basis for the second quarter ending August 31, 2003 (“Second Quarter 2004”) and fiscal year ending February 29, 2004 (“Fiscal 2004”):

-	Diluted earnings per share on a comparable basis for Second Quarter 2004 is expected to be within a range of $0.61 to $0.64 versus $0.53 for Second Quarter 2003.

-	Diluted earnings per share on a comparable basis for Fiscal 2004 is expected to be within a range of $2.46 to $2.53 versus $2.07 for Fiscal 2003.

-	Diluted earnings per share on a reported (GAAP) basis for Second Quarter 2004 is expected to be within a range of $0.24 to $0.27 versus $0.53 for Second Quarter 2003.

-	Diluted earnings per share on a reported (GAAP) basis for Fiscal 2004 is expected to be within a range of $1.90 to $1.97 versus $2.19 for Fiscal 2003.

This outlook is made as of the date of this press release, is forward-looking and is based on management’s current expectations, including: its last guidance on operating profit announced July 1, 2003; the success of its previously announced offerings; and an assumed additional 14,674,198 shares of class A common stock outstanding weighted for the remaining portion of the Second Quarter 2004 and Fiscal 2004 used in the diluted earnings per share calculation. Assuming the full exercise of the underwriters’ over-allotment option in connection with the offerings, an additional 2,132,140 shares would be outstanding, resulting in diluted earnings per share on a comparable basis for Fiscal 2004 in the range of $2.43 to $2.50 and on a reported basis to $1.88 to $1.95. The exercise of the over-allotment option would not have a material impact on the expected diluted earnings per share for Second Quarter 2004. Actual results may differ materially from these expectations due to a number of risks and uncertainties. A reconciliation of reported estimates to comparable estimates is included in this press release

This announcement does not constitute an offer to sell or a solicitation of an offer to buy shares of class A common stock or depository shares. Shares of class A common stock or depository shares will not be sold in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

Items Affecting Comparability

Inventory step-up—The Hardy acquisition resulted in an allocation of purchase price in excess of book value to certain inventory on hand at the date of purchase. This allocation of purchase price in excess of book value is referred to as inventory step-up. The inventory step-up represents an assumed manufacturing profit attributable to Hardy pre-acquisition. For inventory produced and sold after the acquisition date, the related manufacturer’s profit will accrue to the Company. The Company expects inventory step-up impacts of approximately $0.12 per share during the current fiscal year.

Financing costs—In connection with the Hardy acquisition, the Company recorded amortization expense for deferred financing costs associated with non-continuing financing, primarily related to the bridge loan agreement. The Company expects to incur additional amortization expense of $0.05 per share during the current fiscal year.

Restructuring charges—Restructuring charges resulted from the realignment of business operations in the Company’s wine division, as previously announced in the fourth quarter of last fiscal year. The Company expects to incur charges of approximately $0.05 per share during the current fiscal year.

Imputed interest charge—In connection with the Hardy acquisition and in accordance with purchase accounting, the Company was required to take a one-time imputed interest charge for the time period between when the Company obtained control of Hardy and the date it paid shareholders. The Company expects this charge to be approximately $0.01 per share for the current fiscal year.

Gain on change in fair value of derivative instruments—In connection with the Hardy acquisition, the Company entered into derivative instruments to cap the cost of the acquisition in U.S. dollars. The Company recorded a gain in the first quarter, which represented the net change in value of the derivative instruments from the beginning of the first quarter until the date Hardy shareholders were paid. The Company expects this gain to be approximately $0.01 per share for the current fiscal year.

Exiting U.S. commodity concentrate product line—The Company has made a decision to exit the commodity concentrate product line—located in Madera, California. The commodity concentrate product line is facing declining sales and profits and is not part of the Company’s core business, beverage alcohol. The Company will continue to produce and sell value-added, proprietary products such as MegaColors. The Company expects this charge to be approximately $0.33 per share for the current fiscal year. The Company expects the restructuring project to improve overall profitability and asset utilization resulting in increased return on invested capital, and to be immediately cash flow positive. More than half of the charges are non-cash charges.

Status of Business Outlook

During this quarter, Constellation may reiterate the estimates set forth above under the heading Outlook (collectively, the “Outlook”). Prior to the start of the Quiet Period (described below), the public can continue to rely on the Outlook as still being Constellation’s current expectations on the matters covered, unless Constellation publishes a notice stating otherwise.

Beginning August 16, 2003, Constellation will observe a “Quiet Period” during which the Outlook no longer constitutes the Company’s current expectations. During the Quiet Period, the Outlook should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the Company. During the Quiet Period, Constellation’s representatives will not comment concerning the Outlook or Constellation’s financial results or expectations. The Quiet Period will extend until the day when Constellation’s next quarterly Earnings Release is published, presently scheduled for Tuesday, September 30, 2003, after market hours.

About Constellation

Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories. The Company is the largest multi-category supplier of beverage alcohol in the United States; a leading producer and exporter of wine from Australia and New Zealand; and both a major producer and independent drinks wholesaler in the United Kingdom. Well-known brands in Constellation’s portfolio include: Corona Extra, Pacifico, St. Pauli Girl, Black Velvet, Fleischmann’s, Mr. Boston, Estancia, Simi, Ravenswood, Blackstone, Banrock Station, Hardys, Nobilo, Alice White, Vendange, Almaden, Arbor Mist, Stowells of Chelsea and Blackthorn.

Forward-Looking Statements

The statements made under the heading Outlook, as well as all other statements set forth in this press release which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The Company’s forward-looking statements are based on management’s current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture or financing that may be completed after the date of this release. Any projections of future results of operations, and in particular, (i) the Company’s estimated diluted earnings per share on a comparable basis for Second Quarter 2004 and Fiscal 2004, and (ii) the Company’s estimated diluted earnings per share on a reported (GAAP) basis for Second Quarter 2004 and Fiscal 2004, should not be construed in any manner as a guarantee that such results will in fact occur. In addition to the risks and uncertainties of ordinary business operations, the forward-looking statements of the Company contained in this press release are also subject to the following risks and uncertainties: the successful integration of the Hardy business into that of the Company; final management determinations and independent appraisals vary materially from current management estimates and preliminary independent appraisals of the fair value of the assets acquired and the liabilities assumed in the Hardy acquisition; the Company achieving certain sales projections and meeting certain cost targets; wholesalers and retailers may give higher priority to products of the Company’s competitors; raw material supply, production or shipment difficulties could adversely affect the Company’s ability to supply its customers; increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the Company’s products and/or result in higher than expected selling, general and administrative expenses; a general decline in alcohol consumption; increases in excise and other taxes on beverage alcohol products; and changes in foreign exchange rates. For additional information about risks and uncertainties that could adversely affect the Company’s forward-looking statements, please refer to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended February 28, 2003.

RECONCILIATION OF REPORTED AND COMPARABLE DILUTED EARNINGS PER SHARE

Assuming no exercise of overallotment option

	Range for the Second Quarter Ended August 31, 2003		Range for the Year Ended February 29, 2004
Forecasted reported diluted earnings per share	$0.24	$0.27	$1.90	$1.97
Inventory step-up	0.06	0.06	0.12	0.12
Financing costs	0.03	0.03	0.05	0.05
Restructuring charges	0.03	0.03	0.05	0.05
Imputed interest charge	—	—	0.01	0.01
Gain on derivative instruments	—	—	(0.01)	(0.01)
Commodity concentrate charges	0.25	0.25	0.33	0.33

Forecasted comparable diluted earnings per share	$0.61	$0.64	$2.46	$2.53

Assuming exercise of overallotment option

	Range for the Second Quarter Ended August 31, 2003		Range for the Year Ended February 29, 2004
Forecasted reported diluted earnings per share	$0.24	$0.27	$1.88	$1.95
Inventory step-up	0.06	0.06	0.12	0.12
Financing costs	0.03	0.03	0.05	0.05
Restructuring charges	0.03	0.03	0.05	0.05
Imputed interest charge	—	—	0.01	0.01
Gain on derivative instruments	—	—	(0.01)	(0.01)
Commodity concentrate charges	0.25	0.25	0.33	0.33

Forecasted comparable diluted earnings per share	$0.61	$0.64	$2.43	$2.50

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